Exhibit 23.6

TC & Co., Solicitors
香港灣仔菲林明道8號大同大廈22樓 2201 - 2203室 電話 : +852 2861 1999 傳真 : +852 2861 0999 Units 2201–2203, 22/F., Tai Tung Building, No. 8, Fleming Road, Wanchai, Hong Kong Tel : +852 2861 1999 Fax: +852 2861 0999

PARTNERS SHIRLEY Y.M. CHUI 崔綺文律師 NICHOLAS H.F. TSANG 曾憲輝律師 VICTOR T.H. LEE 利庭軒律師 CONSULTANTS ALBERT C.W. WONG 黃𦏸維律師 WINNIE W.Y. LO 盧詠儀律師	ASSOCIATES MANDY CHEUNG 章曉芹律師 KELVIN C.L. LEE 李焯麟律師 DONGYU LIU 劉東昱律師

Date: February 3, 2025

The Board of Directors

Pitanium Limited

Address: 30F, Gravity, 29 Hing Yip street,

Kwun Tong, Kowloon, Hong Kong

Dear Sirs,

PITANIUM LIMITED (THE “COMPANY”) – LODGEMENT OF THE FORM F-1 – REGISTRATION STATEMENT IN RELATION TO THE PROPOSED INITIAL PUBLIC OFFERING OF ORDINARY SHARES OF THE COMPANY AND LISTING ITS ORDINARY SHARES ON THE NASDAQ CAPITAL MARKET (collectively the “Proposed Listing”)

We, TC & CO., named as the Legal Adviser to the Company with respect to certain legal matters as to the laws of Hong Kong in the Form F-1 – Registration Statement or any subsequent amendments (the “Statement”) to be lodged with the Securities and Exchange Commission (the “SEC”) in relation to the Proposed Listing on or about the date of this letter (or such other date as the directors of the Company may determine), do hereby consent to act in such capacity in relation to the Statement.

We have given and have not before the lodgment of the Statement with the SEC, withdrawn our written consent to the issue of the Statement with the inclusion of our name and all references thereto in the form and context in which they are included in the Statement.

Yours faithfully,

/s/ TC & Co.
TC & Co.